ITEM 77L Change in Accounting Principles and Practices

As required, effective January 1, 2001, the Trust has adopted the provisionsof the AICPA Audit and Accounting Guide for Investment Companies and began amortizing and accreting all premiums and discounts on debt securities as required for adherence to generally accepted accounting principles. The financial statements and notes to financial statements have been adjusted accordingly for High Yield Bond Portfolio, which were materially impacted bythis change.